Exhibit 3.1
CERTIFICATE OF MERGER
MERGING
MER MERGER CORPORATION
WITH AND INTO
MERRILL LYNCH & CO., INC.
UNDER SECTION 251 OF THE
GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE
          Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), Merrill Lynch & Co., Inc., a Delaware corporation (the “Company”), hereby certifies the following information relating to the merger of MER Merger Corporation, a Delaware corporation (“Merger Subsidiary”), with and into the Company, with the Company surviving the merger (the “Merger”):
          FIRST: The names and states of incorporation of the Company and Merger Subsidiary, which are the constituent corporations in the Merger (the “Constituent Corporations”) are:

Name	State of Incorporation
Merrill Lynch & Co., Inc.	Delaware
MER Merger Corporation	Delaware
          SECOND: The Agreement and Plan of Merger, dated as of September 15, 2008, by and between Bank of America Corporation (“Bank of America”) and the Company, as amended by Amendment No. 1, dated October 21, 2008 (the “Merger Agreement”) and a Joinder Agreement, dated as of November 4, 2008, by and among the Company, Bank of America, and Merger Subsidiary, setting forth the terms and conditions of the Merger, have been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL (and, with respect to Merger Subsidiary, by the written consent of its sole stockholder in accordance with Section 228 of the DGCL).

          THIRD: The name of the surviving corporation (the “Surviving Corporation”) of the Merger is “Merrill Lynch & Co., Inc.”
          FOURTH: At the effective time of the merger, the Restated Certificate of Incorporation of the Company shall be amended as set forth in Exhibit A hereto, and as so amended, shall be the Restated Certificate of Incorporation of the Surviving Corporation.
          FIFTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation located at 4 World Financial Center, New York, New York 10080.
          SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.
          SEVENTH: This Certificate of Merger and Merger shall not become effective until and shall become effective at 12:01 a.m. New York time on January 1, 2009, in accordance with the provisions of Sections 103 and 251(c) of the DGCL.

          IN WITNESS WHEREOF, Merrill Lynch & Co., Inc. has caused this Certificate of Merger to be executed by its duly authorized officer on the 31st day of December, 2008.

MERRILL LYNCH & CO., INC.

By:	/s/ Nelson Chai Name: Nelson Chai
Title: Chief Financial Officer
Signature Page Certificate of Merger

Exhibit A
AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION
OF
MERRILL LYNCH & CO., INC.
1. Section 2B.(b) of Article IV of the Restated Certificate of Incorporation of the Company is hereby deleted and the following is substituted therefore:
          (b) The Common Stock shall have voting rights for the election of directors and for all other purposes, each holder of Common Stock being entitled to two hundred and fifty thousand (250,000) votes for each share thereof held by such holder, except as otherwise required by law.
2. Section 1 of Article XI of the Restated Certificate of Incorporation of the Company is hereby deleted and the following is substituted therefore:
          SECTION 1.Stockholders’ Meetings. Meetings of holders of capital stock of the Corporation may be held outside the State of Delaware if the By-Laws so provide. Any action required or permitted to be taken by the holders of capital stock of the Corporation may be effected at a duly called annual or special meeting of holders of capital stock of the Corporation or by written consent of the holders of record of at least 80% of the shares of Common Stock then outstanding and entitled to vote. Meetings of holders of capital stock of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors.